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                                                                    EXHIBIT 99.2

                                                        12500 West Creek Parkway
                                                              Richmond, VA 23238
                                                            Phone (804) 484-7700
                                                              FAX (804) 484-7701

(PFG LOGO)


                                  NEWS RELEASE

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FOR MORE INFORMATION:
                                                    INVESTOR CONTACT:
MEDIA CONTACT:                                      KEVIN COLLIER
CHERYL MOORE                                        DIRECTOR, INVESTOR RELATIONS
DIRECTOR, CORPORATE COMMUNICATIONS                  (804) 287-8109
(804) 484-6273


                        PERFORMANCE FOOD GROUP ANNOUNCES
            REDEMPTION OF OUTSTANDING CONVERTIBLE SUBORDINATED NOTES


RICHMOND, VA. (SEPT. 17, 2004) - Performance Food Group (Nasdaq/NM:PFGC) announced today it has called for redemption on October 18, 2004, all of its outstanding 5 1/2% convertible subordinated notes due October 16, 2008 (the "Notes"). There are $201.25 million in aggregate principal amount of Notes currently outstanding.

Holders will have their Notes redeemed at a redemption price of $1,031.429 per $1,000 principal amount of Notes, consisting of the principal amount and $31.429 in redemption premium. Accrued and unpaid interest to the date of redemption will be paid to record Holders of the Notes as well. Interest will thereafter cease to accrue on the Notes. Alternatively, until the close of business on October 15, 2004, Holders of the Notes may convert their Notes into shares of Performance Food Group Company common stock at a conversion price of $32.95 per share, or 30.349 shares of Performance Food Group Company's common stock per $1,000 principal amount of the Notes. On September 16, 2004, the closing price of Performance Food Company's common stock on the Nasdaq Stock Market's national market was $22.94 per share. Notice of Redemption is being mailed to all registered Holders of the Notes. The Company expects that it will record a pre-tax charge in the fourth quarter of 2004 in the aggregate amount of approximately $10.1 million ($0.13 per diluted share) to reflect the payment of the redemption premium and write off of unamortized debt issuance costs.

Bob Sledd, Chairman and Chief Executive Officer noted, "We believe that this decision provides a capital structure which supports our growth while providing longer term earnings accretion."

The Company expects to fund the redemption with borrowings under the Company's revolving credit facility.

Performance Food Group markets and distributes more than 64,000 national and private label food and food-related products to approximately 48,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. The Fresh Express(R) line is the industry leader and pioneer of fresh packaged salads. For more information on Performance Food Group, visit www.pfgc.com.

         Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic conditions; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the level of demand for the company's fresh-cut products; the outcome of the Company's exploration of strategic alternatives for its fresh-cut business; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, produce and market new products and management of the Company's planned growth, including the Company's ability to successfully manage the transition of its sales mix and related production costs, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.